     As filed with the Securities and Exchange Commission on August 5, 2002
                                                           Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 --------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                    PENNSYLVANIA REAL ESTATE INVESTMENT TRUST
             (Exact Name of Registrant as Specified in Its Charter)

                                 ---------------

            Pennsylvania                                   23-6216339
   (State or Other Jurisdiction of                     (I.R.S. Employer
     Incorporation or Organization)                   Identification Number)


                             1997 STOCK OPTION PLAN
                              (Full Title of Plan)



                                                                                               Bruce Goldman
                                                                                  Senior Vice President - General Counsel
                  The Bellevue, 200 S. Broad Street                                  The Bellevue, 200 S. Broad Street
                  Philadelphia, Pennsylvania  19102                                  Philadelphia, Pennsylvania 19102
                           (215) 875-0700                                                     (215) 875-0700
         (Address, Including Zip Code, and Telephone Number,                 (Name, Address, Including Zip Code, and Telephone
  Including Area Code, of Registrant's Principal Executive Offices)         Number, Including Area Code, of Agent for Service)

                             -----------------------

                                    Copy to:
                             Howard A. Blum, Esquire
                           Drinker Biddle & Reath LLP
                     One Logan Square, 18th & Cherry Streets
                      Philadelphia, Pennsylvania 19103-6996
                                 (215) 988-2700


                         CALCULATION OF REGISTRATION FEE

======================================= ======================= ========================== ========================= ===============
                                                Amount               Proposed Maximum          Proposed Maximum          Amount of
           Title of Shares                       to be                Offering Price               Aggregate           Registration
          to be Registered                    Registered               Per Share (1)           Offering Price(1)           Fee
--------------------------------------- ----------------------- -------------------------- ------------------------- ---------------
Shares of Beneficial Interest,                 382,500                   $25.41                   $9,706,620              $893
$1.00 par value (and associated
rights)
======================================= ======================= ========================== ========================= ===============

(1) Calculated pursuant to Rule 457(h).

PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended, is not required to be filed with the Securities and Exchange Commission and is omitted from this registration statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.


PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

                  We incorporate by reference into this registration statement the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

         1. Our Annual Report on Form 10-K for the calendar year ended December 31, 2001, filed on March 28, 2002.

         2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed on May 14, 2002.

         3. Our Current Reports on Form 8-K dated April 4, 2002, filed on April 11, 2002 (as amended by Form 8-K/A filed on April 30,
                  2002), dated June 28, 2002, filed on July 25, 2002 and dated July 16, 2002, filed on July 19, 2002.

         4. The description of our shares contained in the registration statement on Form 8-A filed on October 24, 1997 (amended November 13, 1997 and again on December 17, 1997) and the description of the rights to purchase our shares contained in the registration statement on Form 8-A filed on May 3, 1999.

                  On July 19, 2002, we filed a Current Report on Form 8-K indicating that we had terminated Arthur Andersen LLP as our auditors and engaged a new auditing firm. Arthur Andersen has not consented to the incorporation by reference of their reports in this registration statement, and we have dispensed with the requirement to file their consent in reliance on Rule 437a under the Securities Act. Because Arthur Andersen has not consented to the incorporation by reference of their reports in this registration statement, you will not be able to recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements and schedules audited by Arthur Andersen that are incorporated by reference in this registration statement or any omissions to state a material fact required to be stated therein.

Item 4.           Description of Securities.

                  Not Applicable.

Item 5.           Interests of Named Experts and Counsel.

                  Not Applicable.

Item 6.           Indemnification of Directors and Officers.

         Our Trust Agreement, as amended, provides that:

         o no Trustee shall be personally liable to any person or entity for any of our acts, omissions or obligations;

         o no Trustee shall be personally liable for monetary damages for any action, or any failure to act, except to the extent a Pennsylvania business corporation's director would remain liable under the provisions of 15 Pa. CS Section 1713; and

         o no officer who performs his duties in good faith, in a manner reasonably believed to be in our best interests and with the care, skill and diligence a person of ordinary prudence would use will be liable by reason of having been an officer.

         Our Trust Agreement provides also that every Trustee and officer is entitled as of right to be indemnified by us against reasonable expense (including attorney's fees) and any liability, loss, judgment, excise tax, fine, penalties, and settlements they pay or incur in connection with an actual (whether pending or completed) or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in our right or otherwise, in which he or she may be involved, as a party or otherwise, by reason of being or having been a Trustee or officer or because the person is or was serving in any capacity at our request as a trustee, director, officer, employee, agent, partner, fiduciary or other representative of another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other entity provided, however, that:

         o no right of indemnification will exist with respect to an action brought by a Trustee or officer against us; and

         o no indemnification will be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by the final judgment of a court of competent jurisdiction to have constituted willful misconduct or recklessness.

         The right to indemnification is contractual in nature and includes the right to be paid in advance the expenses incurred in connection with any proceedings; provided, however, that advance payments must be made in accordance with applicable law and must be accompanied by an undertaking by or on behalf of the applicable Trustee or officer to repay all amounts so advanced if it is determined ultimately that the applicable Trustee or officer is not entitled to indemnification under the Trust Agreement.

         Our By-laws require us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, including actions by or in our right, whether civil, criminal, administrative or investigative, because the person is or was a Trustee or officer, or is or was serving, while a Trustee or officer, at our request, as a director, officer, employee, agent, fiduciary or other representative of another for profit or not-for-profit corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement incurred actually and reasonably by the person in connection with the action or proceeding, unless a court determines that the act or failure to act giving rise to the claim for indemnification constituted willful misconduct or recklessness. Our By-laws also provide that the right to indemnification is contractual in nature and includes the right to be paid the expenses (including attorneys fees) incurred in defending any action or proceeding in advance of the action or proceeding's final disposition upon our receipt of an undertaking by or on behalf of the person to repay the amount if it is determined ultimately that the person is not entitled to indemnification.

         In addition, our Trust Agreement and Pennsylvania law permit us to provide similar indemnification to employees, agents and other persons who are not Trustees or officers. Pennsylvania law also permits indemnification in connection with a proceeding brought by or in our right to procure a judgment in our favor and requires indemnification in certain cases where the Trustee or officer is the prevailing party. Certain of the employment agreements we have entered into with our officers provide the officer indemnification. Generally, these contracts require us to indemnify the officer to the fullest extent permitted under the Trust Agreement. The limited partnership agreement for PREIT Associates, our operating partnership (the "Operating Partnership"), also provides for indemnification of us, our Trustees and our officers for any and all actions with respect to PREIT Associates; provided, however, that PREIT Associates will not provide indemnity for:

         o        willful misconduct or knowing violation of the law;

         o any action where the covered person received an improper personal benefit in violation or breach of PREIT Associates' limited partnership agreement;

         o any violation of PREIT Associates' limited partnership agreement; or

         o any liability the person may have to PREIT Associates under certain documents delivered in the transaction in which properties were or will be contributed to PREIT Associates.

         Currently, we maintain directors and officers liability insurance for our Trustees and officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to Trustees, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the Securities and Exchange Commission's opinion, the indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Item 7.           Exemption from Registration Claimed.

                  Not Applicable.


Item 8.           Exhibits.

Exhibit 5         Opinion of Drinker Biddle & Reath LLP

Exhibit 23        Consent of Drinker Biddle & Reath LLP  (included in Exhibit 5)

Exhibit 24        Powers of Attorney (included on signature page)


Item 9.           Undertakings.

The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Pennsylvania, on July 11, 2002.


                             PENNSYLVANIA REAL ESTATE INVESTMENT TRUST



                             By:  /s/ Jonathan B. Weller
                                -----------------------------------------
                                     Jonathan B. Weller,
                                     President and Chief Operating Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, does hereby constitute and appoint RONALD RUBIN and JONATHAN B. WELLER, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


                    Name                                          Capacity                                   Date
                    ----                                          --------                                   ----

/s/ Ronald Rubin                                Chairman, Chief Executive Officer and Trustee            July 11, 2002
-----------------------------------
Ronald Rubin

/s/ Jonathan B. Weller                          President, Chief Operating Officer and                   July 11, 2002
-----------------------------------             Trustee
Jonathan B. Weller

/s/ Rosemarie B. Greco                          Trustee                                                  July 11, 2002
-----------------------------------
Rosemarie B. Greco

/s/ Lee H. Javitch                              Trustee                                                  July 11, 2002
-----------------------------------
Lee H. Javitch

/s/ Leonard I. Korman                           Trustee                                                  July 11, 2002
-----------------------------------
Leonard I. Korman

/s/ Ira M. Lubert                               Trustee                                                  July 11, 2002
-----------------------------------
Ira M. Lubert

/s/ Jeffrey P. Orleans                          Trustee                                                  July 11, 2002
-----------------------------------
Jeffrey P. Orleans

/s/ George F. Rubin                             Trustee                                                  July 11, 2002
-----------------------------------
George F. Rubin

/s/ Edward A. Glickman                          Executive Vice President and Chief Financial             July 11, 2002
-----------------------------------
Edward A. Glickman

/s/ David J. Bryant                             Senior Vice President - Finance and                      July 11, 2002
-----------------------------------             Treasurer (Chief Accounting Officer)
David J. Bryant


                                  EXHIBIT INDEX


Exhibit No.                         Title
-----------                         -----

Exhibit 5                 Opinion of Drinker Biddle & Reath LLP

Exhibit 23                Consent of Drinker Biddle & Reath LLP '
                          (included in Exhibit 5)

Exhibit 24                Powers of Attorney (included on signature page)